Exhibit 99.1

RELEASE:	Immediate (October 25, 2007)

CONTACT:	Randall V. Becker, Chief Financial Officer
The Commerce Group, Inc.
(508) 949-4129

The Commerce Group, Inc.
Announces 2007 Third Quarter Results
and Comparison to 2006

WEBSTER, MA, October 25, 2007 -- The Commerce Group, Inc. (NYSE:CGI) today reported 2007 third quarter results.  Net earnings were $55.5 million, or $0.88 per diluted share, compared to net earnings of $56.5 million or $0.83 per diluted share for 2006.

Included in the 2007 third quarter results are net realized investment losses of $3.2 million, or $0.03 per diluted share, as compared to net gains of $7.8 million, or $0.07 per diluted share, in the prior year third quarter.  A complete breakdown of this information is included in the attached tables.

Earned premiums were $458.1 million for the third quarter of 2007, compared to $459.9 million for the third quarter of 2006.  Direct written premiums were $466.5 million for the third quarter of 2007, compared to $479.2 million for the third quarter of 2006. Massachusetts written premium per vehicle decreased approximately 8.9% in the third quarter compared to last year, while the number of insured vehicles increased 1.2%.  The decline in written premium per vehicle resulted from the state mandated personal automobile premium rate decrease which was effective April 1, 2007. A schedule of direct written premiums to earned premiums is included in the attached tables.

The third quarter GAAP consolidated combined ratio was 91.9%, compared to 87.6% for 2006.  The increase in the combined ratio was the result of increases in both the loss and underwriting ratios.  The Company’s GAAP consolidated loss ratio for the third quarter of 2007 increased to 61.5% from 59.2% for the same period last year.  The loss ratio increase was primarily the result of decreased earned premium per earned exposure for private passenger automobiles. The decrease in earned premium per exposure for private passenger automobiles was 4.3% in Massachusetts, due to state mandated rate decreases, and 2.3% outside of Massachusetts, as a result of increased competition. The Company’s GAAP consolidated underwriting ratio increased to 30.4%, as compared to 28.4% for last year’s third quarter. The increase in the underwriting ratio was principally due to the impact in the third quarter of 2006 of a substantial increase in net written premium, with the 2006 underwriting ratio being driven lower, as a result of the termination of our other-than-automobile quota share agreement effective July 1, 2006.

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CGI 3Q’07 Earnings Release (page 2 of 7)

Also included in the combined ratio are lower expenses related to the American Commerce Insurance Company agent stock option program, primarily as a result of the decrease in our stock price at September 30, 2007, as compared to June 30, 2007. This item resulted in income of $9.3 million for the current year third quarter versus expense of $2.1 million for the previous year’s third quarter.

Cumulative September 30, 2007 Results

Net earnings for the first nine months of 2007 were $171.4 million, or $2.63 per diluted share, compared to net earnings of $182.1 million or $2.68 per diluted share for 2006.

During the first nine months of 2007, the Company had net realized investment gains of $28.9 million, or $0.29 per diluted share, compared to gains of $7.7 million, or $0.07 per diluted share, in the same period of 2006.  A complete breakdown of this information is included in the attached tables.

Earned premiums were $1,363.6 million for the first nine months of 2007, compared to $1,302.9 million for the same period of 2006.  Written premiums were $1,447.7 million for the first nine months of 2007, compared to $1,445.0 million for the same period of 2006. Massachusetts written premium per vehicle decreased approximately 4.8% in the first nine months of 2007 compared to last year, while the number of insured vehicles increased 1.9%.  A schedule of direct written premiums to earned premiums is included in the attached tables.

The 2007 nine-month GAAP consolidated combined ratio was 94.0%, compared to 87.3% for 2006.  The increase in the combined ratio was the result of increases in both the loss and underwriting ratios.  The Company’s GAAP consolidated loss ratio for the first nine months of 2007 increased to 64.9% from 59.8% for the same period last year.  The increase in the loss ratio resulted from several factors. (1) Decreased earned premium per earned exposure for private passenger automobiles. (2) Additional reserves of $10.3 million were provided during the second quarter of 2007 at State-Wide Insurance Company, our second quarter acquisition. (3) A slight increase in private passenger automobile bodily injury severity was partially offset by a slight decline in frequency.  The Company’s GAAP consolidated underwriting ratio increased to 29.1%, as compared to 27.5% for the prior year’s nine month ratio. This increase was principally due to reduced ceded reinsurance commissions resulting from the termination of our other-than-automobile quota share agreement noted above for the third quarter and increased agent commissions as a percentage of written premium due to the April 1, 2007 Massachusetts state mandated rate decrease, partially offset by a decline in agents’ profit sharing expense.

In the first nine months, net investment income increased 15.1% over the same period last year to $119.8 million as a result of increases in both average invested assets and investment yields.

A complete presentation of the September 30, 2007 and 2006 financial statement information is included in the financial statements attached to this press release.

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CGI 3Q’07 Earnings Release (page 3 of 7)

Additional supplemental financial information is available on the Company’s website at www.commerceinsurance.com, at the “Investors” tab under the “Financial Reports” link.

During the third quarter of 2007, the Company repurchased 3,952,097 shares of common stock at an average cost of $31.10 per share.  With these purchases, the Company has completed its May 2007 Board of Directors authorized increase in the amount of shares eligible for repurchase under the buyback program of 5.0 million shares. Also, during the third quarter, we issued 82,241 shares of common stock principally as a result of the exercise of American Commerce Insurance Company agent stock options.

All quarterly figures are unaudited and all results are reported in accordance with accounting principles generally accepted in the United States of America (GAAP).

About The Commerce Group, Inc.
The Commerce Group, Inc. is headquartered in Webster, Massachusetts.  Property and casualty insurance subsidiaries include The Commerce Insurance Company and Citation Insurance Company in Massachusetts, Commerce West Insurance Company in California, American Commerce Insurance Company in Ohio, and State-Wide Insurance Company in New York.  Through its subsidiaries’ combined insurance activities, the Company is ranked as the 20th largest personal automobile insurance group in the country by A.M. Best Company, based on 2006 direct written premium information.  The Company and its insurance subsidiaries are rated A+ (Superior) by A.M. Best.

Forward-Looking Statements
This press release may contain statements that are not historical fact and constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.

Statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “may,” “will,” “could,” “likely,” “should,” “management believes,” “we believe,” “we intend,” and similar words or phrases.

These statements may address, among other things, our strategy for growth, business development, regulatory approvals, market position, expenditures, financial results and reserves.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  All forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this press release and in our Forms 10-K and 10-Q, and other documents filed with the SEC.  The following are among the key factors that could cause actual results to differ materially from forward-looking statements:

•	the possibility of severe weather, terrorism and other adverse catastrophic experiences;
•	adverse trends in claim severity or frequency and the uncertainties in estimating property and casualty losses;

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CGI 3Q’07 Earnings Release (page 4 of 7)

•	adverse state and federal regulations and legislation;
•	adverse judicial decisions;
•	adverse changes to the laws, regulations and rules governing the residual market system in Massachusetts;
•	fluctuations in interest rates and the performance of the financial markets in relation to the composition of our investment portfolio;
•	premium rate making decisions for private passenger automobile policies in Massachusetts;
•	potential rate filings;
•	heightened competition, especially in Massachusetts if large national competitors enter the state in response to the proposed managed competition regulations;
•	the implementation of managed competition and an Assigned Risk Plan in Massachusetts;
•	our concentration of business within Massachusetts and within the personal automobile line of business;
•	market disruption in Massachusetts, if competitors exit the market or become insolvent;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	the effectiveness of our reinsurance strategies;
•	telecommunication and information systems problems, including failures to implement information technology projects timely and within budget;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Fitch, Moody’s and S&P;
•	our ability to attract and retain independent agents;
•	our ability to retain our affinity relationships with AAA clubs;
•	our dependence on a key third party service vendor for our automobile business in Massachusetts;
•	our dependence on our executive officers; and,
•	the economic, market or regulatory conditions and risks associated with entry into new markets and diversification.

You should not place undue reliance on any forward-looking statement.  The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by us or on our behalf.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

(Tables Follow)

CGI 3Q '07 Earnings Release (page 5 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED BALANCE SHEETS
September 30, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited
	Sept. 30,	Sept. 30,
	2007	2006
Assets:
Investments and cash:
Fixed maturities, at market	$1,906,047	$2,088,103
Preferred stocks, at market	544,580	454,487
Common stocks, at market	36,176	116,113
Preferred stock mutual funds, at equity	165,190	133,810
Mortgage loans and collateral notes receivable	19,520	18,405
Cash and cash equivalents	114,789	128,527
Short-term investments	2,500	-
Other investments	57,778	45,818
Total investments and cash	2,846,580	2,985,263
Accrued investment income	24,010	23,006
Premiums receivable	497,940	512,135
Deferred policy acquisition costs	194,488	186,032
Property and equipment, net	70,791	67,186
Residual market receivable	153,531	166,259
Due from reinsurers	58,846	49,155
Deferred income taxes	68,798	38,437
Current income taxes	13,212	19,254
Other assets	51,532	42,953
Total assets	$3,979,728	$4,089,680
Liabilities:
Unpaid losses and LAE	$1,011,865	$957,043
Unearned premiums	989,932	985,989
Bonds payable	298,740	298,538
Deferred income	8,435	10,864
Accrued agents' profit sharing	181,827	197,752
Other liabilities and accrued expenses	135,064	155,819
Total liabilities	2,625,863	2,606,005
Minority interest	13,987	6,723
Stockholders' equity:
Preferred stock	-	-
Common stock	40,915	40,964
Paid-in capital	142,391	135,033
Net accumulated other comprehensive income (loss)	(36,642)	18,849
Retained earnings	1,652,490	1,496,515
Stockholders' equity before treasury stock	1,799,154	1,691,361
Treasury stock	(459,276)	(214,409)
Total stockholders' equity	1,339,878	1,476,952
Total liabilities, minority interest and stockholders' equity	$3,979,728	$4,089,680
Common shares outstanding	60,126,578	67,785,768
Stockholders' equity per share	$22.28	$21.79

CGI 3Q '07 Earnings Release (page 6 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED STATEMENTS OF EARNINGS
Three and Nine Months Ended September 30, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Earned premiums	$458,148	$459,948	$1,363,584	$1,302,889
Net investment income	40,310	34,417	119,762	104,065
Premium finance and service fees	8,427	7,282	23,459	21,353
Net realized investment gains (losses)	(3,166)	7,830	28,945	7,665
TOTAL REVENUES	503,719	509,477	1,535,750	1,435,972

Expenses:
Losses and LAE	281,706	272,511	885,180	778,912
Policy acquisition costs	139,312	151,811	394,997	381,434
Interest expense & amortization of bond fees	4,583	4,584	13,745	13,746
TOTAL EXPENSES	425,601	428,906	1,293,922	1,174,092

Earnings before income taxes and minority interest	78,118	80,571	241,828	261,880

Income taxes	22,170	23,819	69,241	79,088

Earnings before minority interest	55,948	56,752	172,587	182,792

Minority interest in net earnings of subsidiary	(448)	(217)	(1,237)	(683)
NET EARNINGS	$55,500	$56,535	$171,350	$182,109

COMPREHENSIVE INCOME	$33,860	$104,925	$100,435	$207,768

EARNINGS PER COMMON SHARE:
Basic	$0.89	$0.83	$2.66	$2.69
Diluted	$0.88	$0.83	$2.63	$2.68

Cash dividends paid per common share	$0.30	$0.25	$0.90	$0.725

Weighted average shares outstanding:
Basic	62,108,082	67,754,791	64,489,422	67,675,649
Diluted	62,830,662	68,182,710	65,260,028	68,036,253

CGI 3Q '07 Earnings Release (page 7 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
ADDITIONAL EARNINGS INFORMATION
Three and Nine Months Ended September 30, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
ADDITIONAL EARNINGS INFORMATION:	2007	2006	2007	2006

Direct written premiums to earned premiums reconciliation:
Direct written premiums	$466,499	$479,156	$1,447,729	$1,444,956
Assumed premiums	20,666	32,645	78,621	78,377
Ceded premiums	(35,556)	37,776	(125,817)	(94,716)

Net written premiums (1)	451,609	549,577	1,400,533	1,428,617
Decrease (increase) in unearned premiums	6,539	(89,629)	(36,949)	(125,728)
Earned premiums (1)	$458,148	$459,948	$1,363,584	$1,302,889

GAAP consolidated operating ratios: (2)
Loss ratio	61.5%	59.2%	64.9%	59.8%
Underwriting ratio	30.4%	28.4%	29.1%	27.5%
Combined ratio	91.9%	87.6%	94.0%	87.3%

GAAP operating ratios for combined insurance subsidiaries only: (3)
Loss ratio	62.1%	58.1%	64.4%	58.8%
Underwriting ratio	30.8%	27.6%	28.7%	26.7%
Combined ratio	92.9%	85.7%	93.1%	85.5%

Breakdown of net realized investment gains (losses):
Fixed maturities	$1,756	$(2,433)	$18,411	$(1,317)
Preferred stocks	(1,411)	50	5,473	(1,332)
Common stocks	(59)	(460)	9,555	261
Preferred stock mutual funds:
Due to increase in net asset value	(557)	7,700	(2,947)	6,736
Venture capital funds	(890)	4,812	1,333	6,243
Other	1,094	-	1,090	16
Sale of agency assets	-	-	1,585	-
Sale of minority interest in CWIC	-	-	1,510	-
Other than temporary impairment writedowns	(3,099)	(1,839)	(7,065)	(2,942)

Net realized investment gains (losses) before tax (benefit)	$(3,166)	$7,830	$28,945	$7,665
Income taxes (benefit) at 35%	(1,108)	2,741	10,131	2,683
Net realized investment gains (losses) after tax (beneft)	$(2,058)	$5,089	$18,814	$4,982
Per diluted share net realized gains after tax (benefit)	$(0.03)	$0.07	$0.29	$0.07

(1)	Net written premiums in 2006 were favorably impacted by the July 1, 2006 termination of our 75%
other-than-automobile quota share agreement and the resulting return of ceded unearned premium of $77.7 million. The impact on earned premium for the third quarter was estimated at $33.4 million.

(2)	GAAP consolidated operating ratios are calculated as in (3) below using the combined insurance subsidiaries' loss and underwriting results, adding to them the expenses of the holding companies
(corporate expenses) in order to equal the loss and underwriting expense amounts on the income statement. For purposes of the U/W ratio, underwriting expenses are adjusted for the increase (decrease)
in deferred acquisition costs of $(1,805) and $4,313 for the three months ended and $13,058 and
$11,618 for the nine months ended September 30, 2007 and 2006, respectively.

(3)	GAAP operating ratios for combined insurance subsidiaries are calculated as follows:
(a) The loss ratio represents losses and LAE divided by earned premiums; and,
(b) The underwriting ratio represents underwriting expenses (excluding changes in deferred acquisition costs), divided by net premiums written. No corporate expenses are included in the calculations.